Exhibit 99.3

Tapestry, Inc.
Q1 2022 Earnings Conference Call
November 11, 2021

Corporate Participants

Joanne C. Crevoiserat Tapestry, Inc. – Chief Executive Officer & Director

Scott A. Roe Tapestry, Inc. - CFO & Head of Strategy

Todd Kahn Tapestry, Inc. - CEO & Brand President of Coach

Kelsey Mueller Tapestry, Inc. –  Director, Investor Relations

Presentation

Operator

Good day, and welcome to this Tapestry conference call. Today's call is being recorded. (Operator Instructions)

At this time, for opening remarks and introductions, I would like to turn the call over to the Director of Investor Relations at Tapestry, Kelsey Mueller.

Kelsey Mueller:

Good morning.  Thank you for joining us.

With me today to discuss our first quarter results, as well as our strategies and outlook, are Joanne Crevoiserat, Tapestry’s Chief Executive Officer and Scott Roe, Tapestry’s Chief Financial Officer and Head of Strategy.

Before we begin, we must point out that this conference call will involve certain forward-looking statements within the meaning of the private securities litigation reform act. This includes projections for our business in the current or future quarters or fiscal years. Forward-looking statements are not guarantees, and our actual results may differ materially from those expressed or implied in the forward-looking statements.  Please refer to our annual report on Form 10-K, the press release we issued this morning, and our other filings with the Securities and Exchange Commission for a complete list of risks and other important factors that could impact our future results and performance.

Non-GAAP financial measures are included in our comments today and in our presentation slides. In addition, as we continue to anniversary the onset of the Covid-19 pandemic, we will be providing financial information compared to FY20 – or “pre-pandemic” – and FY21, where applicable.  For a full reconciliation to corresponding GAAP financial information please visit our website, www.tapestry.com/investors, and then view the earnings release and the presentation posted today.

Now, let me outline the speakers and topics for this conference call.  Joanne will begin with first quarter highlights for Tapestry and our brands, along with an update on our strategies for the holiday season. Scott will continue with our financial results, capital allocation priorities and outlook going forward.  Following that, we will hold a question and answer session, where we will be joined by Todd Kahn, CEO & Brand President of Coach.  After Q&A, Joanne will conclude with brief closing remarks.

I’d now like to turn it over to Joanne Crevoiserat, Tapestry’s CEO.

Joanne Crevoiserat:

Good morning!  Thank you, Kelsey, and welcome everyone.

I’m pleased to report that the strong momentum we saw throughout last year has accelerated further in the first quarter, with our sales now 9% above pre-pandemic levels. Our operating margin has improved 8.5 points compared to fiscal year ‘20 even as we’ve re-invested in key growth drivers for our business. The fundamental changes we’ve made through the Acceleration Program to transform Tapestry and our brands have enabled our teams to act with agility to drive highly effective customer engagement and support increasing demand.

This performance also reaffirms our confidence in our differentiated platform.  Our three unique brands are enabled by our talented teams, technology infrastructure, globally diversified supply chain, and a 90% Direct-to-Consumer model.  These assets, coupled with our growing data and consumer insights capabilities, have fueled more targeted product development, more efficient pricing, and more effective marketing – all of which support accelerating revenue, higher gross margin, improving profitability, and, most importantly, stronger connections with our customers.

Now, turning to highlights from the first quarter…

We continued to make meaningful progress against the Acceleration Program by sharpening our focus on the consumer, leveraging data to lead with a digital-first mindset and transforming Tapestry into a more responsive organization.

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First, we kept the consumer at the forefront of our strategy, which drove further increases in customer recruitment.  In fact, we acquired approximately 1.6 million new customers across our Direct channels in North America, an increase of over 20%, with growth in both stores and online.

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Second, we leveraged our unique data and analytics capabilities to enhance engagement with our consumers.  As a result, retention improved year-over-year at each brand, including strong re-engagement with the 4 million customers acquired last year in our North America Digital channels.  In addition, we drove a higher number of repeat transactions and re-activated lapsed customers at an increasing rate.  These examples highlight the advancements we’ve made to utilize customer insights to increase engagement with our brands and drive higher lifetime value.

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Third, we enhanced our expertise in the Digital channel, a margin accretive business across brands.  We’ve made significant investments, including in talent, to improve the customer experience and drive conversion. As a result, we realized a sequential acceleration in eCommerce revenue trends in the quarter – a meaningful achievement as we lapped difficult online comparisons from last year.  Sales rose close to 50%, with digital penetration now nearly four times pre-pandemic levels.  At the same time, trends across our global store fleet again improved, with operating margins that continue to exceed pre-pandemic levels.

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Fourth, we further strengthened our positioning in China – a region that represents significant long-term opportunity, supported by the rising middle class.  While Covid resurgences during the quarter impacted traffic across the industry, we delivered sales growth of over 25%. Compared to pre-pandemic levels, sales increased roughly 65%, accelerating versus the prior quarter.  And, importantly, we grew on both the Mainland and with Chinese consumers globally, which increased at a low-double-digit rate versus fiscal year ‘20.

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And, fifth, we increased global AUR at each of our brands, reflecting traction with our customer base and the deliberate structural changes we’ve made to reduce promotional activity and improve assortment productivity.

Now, let me touch on first quarter highlights for each of our brands…

Coach delivered another exceptional quarter, accelerating further off an already strong base.  Revenue rose 27%, representing an increase of 15% compared to pre-pandemic levels or a 13-point sequential improvement.  Operating margin expanded fueled by gross margin, which reached nearly 75%, the highest rate in any quarter in the last ten years.  These results are a testament to the increasing brand heat and strong customer demand and engagement we’re seeing at Coach, highlighting progress against the brand’s FY22 growth strategies.

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First, we drove another quarter of AUR gains, as we benefitted from strengthening pricing power and our deliberate actions to improve SKU productivity and lower promotional activity. Globally, Coach’s handbag AUR increased high-single-digits in both the Retail and Outlet channels. In addition, we achieved the tenth consecutive quarter of AUR improvements in North America, which rose low double-digits.

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This continued improvement reflects our pricing power and strong engagement with consumers, as we focus on enhancing customer lifetime value.  In the quarter, we acquired over 900,000 new customers across our North America channels, a high-teens increase compared to the prior year.  At the same time, purchase frequency rose versus last year.

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Second, we continued to develop our iconic families to create a foundation for our product pipeline in future seasons – with notable strength in key families such as Tabby and Rogue.  In addition, we are led by Stuart Vevers’ creative vision, who is building on 80 years of iconic Coach codes, notably the Signature C and Horse & Carriage, both of which have supported increasing sales across all channels.

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Third, we increased investments and drove stronger returns in marketing, leveraging our data capabilities to drive outsized growth in our Digital business.  In the first quarter, eCommerce increased over 60%, representing a sequential improvement on both a one and two-year basis, underscoring the significant opportunity that this channel represents.

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Fourth, we again drove growth in China. Sales rose over 25% compared to last year with improvements across stores and eCommerce, as we diversify our approach to meet the customer where they want to shop. This includes better leveraging existing platforms and establishing relationships with new online forums.  As we build on the strength of our brand, and our positioning with the emerging middle class, we continue to see tremendous long-term potential in China.

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And, fifth, we outperformed in the Men’s business in keeping with our ambition to deliver $1 billion in sales in the category over our planning horizon. In the quarter, we re-invigorated some of our iconic leathergoods silhouettes, infusing camo print in Retail and the Basquiat collaboration in Outlet.

In summary, Coach continues to stand out even amid external pressures.  Customers are engaging with the brand at an increasing rate given the traction of our product and marketing.  We’re driving continued momentum as we enter the important holiday quarter.  The brand has proven that the foundational changes we’ve made are working and our results are sustainable.  We are increasingly confident in our ability to drive both revenue and profit gains for fiscal ‘22 and beyond.

Now, moving to Kate Spade…

The brand continued to make steady progress against its strategic priorities and outperformed internal expectations across the P&L. We built on the increasing traction we’re seeing with consumers, which drove topline improvement during the quarter. Importantly, direct sales – excluding wholesale – increased mid-single-digits versus pre-pandemic levels, a sequential improvement compared to the fourth quarter.  These results confirm that the growth strategies we’re executing to return Kate Spade to its roots and improve the underlying foundation of the brand are taking hold.

In the quarter…

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We maintained a consumer-centric approach in our execution, acquiring over 650,000 new customers across channels in North America, a significant increase over last year. At the same time, we re-activated lapsed customers, with outsized growth among those customers lapsed over three years, reflecting a renewed connection with our core customers and confirming the efforts to clarify the brand’s positioning are gaining traction.

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Second, we continued to build-out our core product offering by amplifying key platforms. Most notably, the Knott and Spade Flower again outperformed expectations and act as strong foundations for future growth. The strength of these recent introductions, coupled with deliberate actions to improve full-price selling and pull back on promotional activity, fueled another quarter of global handbag AUR growth, which rose low-double-digits.  The progress we’ve made has increased our confidence in Kate Spade’s pricing power, as we deepen our connection with consumers and execute on our strategic agenda.

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Third, we drove brand heat by deploying marketing centered on our Kate Spade community and leaning into our DNA as a best-in-class, storytelling brand.  We employed new ways of reaching our customers, including a variety of social media platforms and a re-imagined – and uniquely Kate Spade – approach to New York Fashion Week, which featured a pop-up apple orchard in downtown Manhattan incorporating our ‘I Heart New York’ collection.

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Fourth, we maximized our lifestyle positioning by continuing to strengthen the foundation of ready-to-wear, footwear and jewelry, all of which outperformed our expectations. Overall, the brand’s differentiated and broad offering supports our goal to increase lifetime value, as those customers buying lifestyle products tend to purchase more frequently and spend more.

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And, fifth, we utilized our already strong Digital platform to continue to grow eCommerce sales, which rose over 15% in the quarter as we test, learn, and scale innovative and new ways to engage the consumer online.

In closing, we’re leading with our values to strengthen the emotional connection with our passionate Kate Spade community.  We are excited by the brand’s progress and our solid performance underscores that we have the right strategy in place.  We have significant runway ahead and are confident in our ability to achieve $2 billion in revenue at high-teens operating margins over the planning horizon.

Turning now to Stuart Weitzman.

The brand has made continued progress towards achieving our over-arching goal of restoring profitability in the current fiscal year. To achieve this, we advanced our growth strategies in the quarter:

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First, we improved operating margin compared to the prior year, further increasing our confidence in a return to profitability this year.  This was driven by continued outperformance in high-growth areas, including Digital and China.  Our eCommerce channels rose over 30% globally, driven by customer experience upgrades to improve conversion. And, in China – a market that remains a significant opportunity for the brand – revenue increased over 25%.

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Second, we recruited an increasing number of new customers compared to last year and drove higher retention rates overall. The consumer remains at the forefront of our strategy, as we capitalize on shifting market trends, most notably the return to in-person socialization and the growing need for occasion and dressy footwear.  At the same time, our iconic collections continue to resonate, notably the Nudist family which brought an increasing number of new and younger customers to the brand.

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Third, we drove brand heat through a tailored offering supported by marketing actions to engage the consumer. Stuart Weitzman’s momentum was evidenced by a return to AUR growth, which rose low-double-digits compared to prior year, reflecting deliberate actions to lower promotional activity, as well as select price increases which we intend to continue on a strategic basis.  This was a key driver of the gross margin expansion of over 250 basis points.

●	Fourth, we strengthened our wholesale partnerships, specifically with key domestic full-price partners, resulting in high-teens growth in the channel.

Overall, our solid execution is evidenced by our improving financial performance. We’re laser-focused on the consumer, by offering compelling product and marketing to enhance customer engagement and increase our productivity in key regions and channels.  This, in turn, will support our goal to restore profitability in fiscal ‘22.

Now, turning to over-arching strategies for the holiday quarter.  The consumer backdrop is healthy, and our recent internal survey work in North America highlights that demand for the handbag and footwear categories remains strong.  We’re remaining nimble and keeping the customer at the center of our priorities.

●	First, we are controlling the factors within our control and playing offense. We’ve moved quickly and taken bold and deliberate actions to mitigate industry-wide inventory constraints.
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We’re also messaging to customers earlier in the holiday season to elongate the shopping period and capture demand early.  Importantly, we will be maintaining our discipline around discounting and selectively increasing prices as we lead with messaging on innovation and values over price.

●	Separately, we are creating engaging omni-channel customer experiences, as in-store traffic continues to improve and online engagement increases.
●	Across brands, we’re employing exciting initiatives to surprise and delight consumers during this important shopping period.
o
At Coach, we’ve kicked off the holiday season in a truly iconic fashion, with our re-creation of Jennifer Lopez’s ‘All I Have’ video, nearly two decades after the original, featuring our Signature codes.

o	At Kate Spade, we’re creating magical holiday moments with our ‘To All A Sparkly Night’ collection, which captures the sense that ‘the littlest things can be life’s biggest indulgences’.
o	And, at Stuart Weitzman, our recently launched campaign featuring Kate Hudson arrives just in-time for the start of the holiday season, as well as celebrations for our 35th anniversary.

Overall, our first quarter results and the momentum we’re delivering are evidence that our strategy, led by the Acceleration Program, is working.  We’ve radically transformed our company, realizing material operating margin improvements, while fueling investments in key growth areas of our business.

We’re a largely direct-to-consumer business with a Digital-first mindset, building a deeper understanding of our customers.  We are utilizing these capabilities, along with the additional benefits of our multi-brand platform, to drive even further growth at Coach and accelerate the trajectory of both Kate Spade and Stuart Weitzman over our planning horizon.  I am encouraged by the growing vibrancy of each of our brands and the strengthening engagement with consumers, backed by the work of our talented and passionate teams.   Our confidence is underscored by the stronger outlook for Fiscal Year ’22 and additional shareholder return plans announced today.

We’ve entered the second quarter with momentum and have proactively put in place plans to deliver for our customers this holiday season and into the new year.  We are well-positioned to capture market share at structurally higher operating margin in the years to come, creating significant value for all our stakeholders.

With that, I’ll turn it over to Scott who will discuss our financial results, capital deployment priorities, and FY22 outlook.  Scott…

Scott Roe:

Thanks, Joanne, and good morning everyone.

We delivered another quarter of high-quality earnings results, outpacing last year, pre-pandemic levels, and expectations.  We continued to execute against the strategies of our Acceleration Program, building upon the foundational changes made in fiscal year ‘21 against a difficult backdrop.  We drove continued topline momentum and improved operating margin meaningfully, fueled by gross margin expansion.

Turning to the details of the first quarter…

Total sales increased 26% versus prior year and outperformed expectations.  Compared to pre-pandemic levels, revenue rose 9%, representing an 8 point acceleration compared to the prior quarter, fueled by improvements across all channels – stores, Digital and Wholesale.

By region, revenue rose double-digits versus last year in Mainland China, North America and Europe.  Importantly, these regions improved on a two-year basis, including…

●	Relative outperformance of North America, which rose at a high-teens percentage compared to pre-pandemic levels.
●	In Mainland China, while there were pockets of Covid increases, overall momentum continued.
●	And, in Europe, we realized improving trends as lockdown measures were lifted.

Moving down the P&L, we expanded gross margin at each brand during the quarter.  These results reflect a continuation of the successful execution of our strategy as we maintain price discipline, improve SKU productivity and leverage our data analytics capabilities to more effectively tailor our product assortment and marketing messaging to the consumer.

SG&A rose relatively in-line with sales, given the re-investment of cost savings into the organic business, the prior year’s atypical comparison due to Covid-19, and the impact from higher sales.

Taken together, we achieved operating income growth and margin expansion both Company-wide and at each individual brand.

Earnings per diluted share for the quarter was $0.82, an increase of 42% compared to the prior year and more than doubling pre-pandemic levels.

Now, turning to our balance sheet and cash flows, as well as an update to our capital deployment plans…

●	We ended the quarter in a strong position with $1.7 billion in cash and investments and total borrowings of $1.6 billion.
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Therefore, given the strong results of our first quarter, our robust balance sheet, significant free cash flow generation, and outlook for growth, we are announcing an incremental $1 billion share repurchase program, as highlighted in our release.

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As such, we now expect to return approximately $1.25 billion to shareholders in the fiscal year, a meaningful increase compared to our previous outlook to return $750 million to shareholders in fiscal 2022.

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This return reflects approximately $1 billion of share repurchases in the fiscal year, which consists of $600 million to complete our existing program, inclusive of $250 million of shares already repurchased in the first quarter.  And, we expect to utilize approximately $400 million under our new program in fiscal ’22.

●	In addition, our shareholder return plans continue to forecast approximately $250 million returned through our dividend program.

Overall, the organic business momentum and the actions announced today underscore our commitment to our capital allocation priorities – first, investing in the business to drive long-term profitable growth, and second, returning capital to shareholders through dividends and share repurchases.

In addition, we still intend to repay our July 2022 bonds, totaling $400 million, by the end of this fiscal year.

These actions highlight our confidence in the strength of our brands, our ability to drive sustainable growth, and our commitment to returning capital to shareholders.

Now, moving to our fiscal year ’22 outlook…

Before turning to the specific details, I want to touch on the current state of the industry.  The external environment continues to be dynamic, as consumer demand remains solid while supply chain headwinds are constricting inventory availability.  We certainly see this same dynamic within our business as demand for our brands remains robust.  As Joanne mentioned, we’ve acted early and boldly to maintain the momentum we’re seeing across each of our brands.  While we are not immune to external factors, nor can we predict future challenges that may come, the bold actions we have taken to secure supply along with our experience at reacting with agility to constantly changing landscapes over that last 18 months or so give us the confidence to increase our annual guidance.

Please note that all growth rates compared to prior year are on a comparable, 52-week basis, excluding the impact of our 53rd week last year.

So let’s unpack this increase in outlook:

●	We now expect revenue to approach $6.6 billion, which would mark a record for the Company. This represents a mid-teens increase compared to fiscal ’21.
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Our outlook for operating income is now expected to grow at the high-end of our previous growth expectation for a mid-teens increase compared to prior year, resulting in modest operating margin expansion.

o
This contemplates modest gross margin pressure due entirely to the incremental freight investments in order to maintain product flow to meet strong consumer demand. This pressure is expected to be most acute in Q2 and Q3.  Excluding this additional freight impact of approximately 200 basis points, we are driving continued underlying gross margin expansion through lower discounting and improved SKU productivity, along with price increases that will be implemented for the balance of the year across brands.

o
In addition, we now expect modest SG&A leverage for the fiscal year.  We continue to expect about $300 million in structural gross run-rate expense savings as a result of the Acceleration Program.  As previously shared, we are reinvesting these benefits to fuel growth, including $90 million in higher marketing spend, or approximately 3 percentage points higher than fiscal year ‘19.  We’re also investing further in our Digital talent and capabilities.

●	Net interest expense for the year is expected to be $65 million and the tax rate is estimated at 18.5%, assuming a continuation of current tax laws.
●	We are now forecasting weighted average diluted share count to be in the area of 278 million shares, incorporating a planned $1 billion in share repurchases.
●	Taken together, we now expect EPS to be in the range of $3.45 to $3.50, incorporating the first quarter’s outperformance and an approximate $0.05 benefit from additional share repurchases.
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We continue to expect CapEx to be about $220 million for the year.  Of this spend, we anticipate approximately 45% of it related to store development, primarily in China, with the balance dedicated to our Digital and IT initiatives. This also includes the initial investments related to the build-out of our new fulfillment center to support both growth and speed to market.

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Finally, we expect inventory levels to be up meaningfully during the balance of the year as we pull forward receipts to match strong demand and face elongated lead times from supply chain pressures due to COVID disruptions.  As mentioned, we are taking deliberate steps to accelerate inventory growth and we feel comfortable in our inventory positioning to meet demand.

Given the dynamic environment and last year’s atypical comparisons, we expect variability by quarter.  To provide some guardrails on Q2 specifically…

●	Revenue is forecasted to grow high-teens, reflecting continued momentum on a two-year basis.
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Operating income is projected to be in the area of prior year levels, which contemplates incremental air freight of approximately $70 million in the quarter, or roughly 350 basis points.  In addition, we have shifted the benefit from the reinstatement of GSP into the second half of the fiscal year.  As a reminder, GSP is expected to benefit the full year by almost 50 basis points.  Taken together, while margin pressure is anticipated in the second quarter, our full year operating margin outlook remains unchanged, as our underlying business momentum and price increases are estimated to offset cost and inflationary pressures.

●	As a result, EPS in Q2 is expected to be relatively in-line with the prior year.

In closing…

●	We entered the fiscal year with strong momentum, reflecting the benefits from the deliberate and decisive actions we’ve made under our Acceleration Program.
●	We’re continuing to focus on what’s in our control as we navigate a dynamic operating environment.
●	And, we’re taking bold steps to ensure that we can meet robust underlying demand for our brands without compromising our long-term operating margins that are already up significantly.
●	We are increasing both our fiscal year revenue and EPS guidance, as well as our expected return of cash to shareholders.

Overall, our strategy is working.  I’m confident that we are in a position to create significant value for all our stakeholders in the years to come.

QUEST IONS AND ANSWERS

Operator

(Operator Instructions) We will go first to Bob Drbul with Guggenheim.

Robert Scott Drbul - Guggenheim Securities, LLC, Research Division - Senior MD

Joanne, can you talk about what's actually giving you the confidence that you can maintain the strong momentum you've seen heading into an inventory-constrained holiday quarter for us, please?

Joanne C. Crevoiserat:

Good morning, Bob. Our confidence is really driven by 3 factors. Our Acceleration Program initiatives are gaining traction and driving brand heat. We're seeing a strong consumer backdrop, and we're taking bold actions to manage the environment. We're pleased with the momentum we're seeing across brands. The actions we've taken through our Acceleration Program have transformed our company and are driving strong and sustainable results. We see brand heat building as evidenced with the AUR growth that we're delivering in each of our brands. We're also seeing acceleration in top line trends.

In the first quarter, we delivered growth of 9% above pre-pandemic levels, which was an 8-point acceleration from the fourth quarter. We're delivering that with significant gross margin expansion, which is allowing us to deliver structurally higher operating margin while also reinvesting in the key growth drivers of the business. And we're seeing continued strength in digital in China, which are 2 areas that we've talked about represent long-term opportunity for Tapestry. As I mentioned, as we look at the landscape, consumer spending is healthy, and demand for our categories remains very strong.

So although the environment continues to be dynamic, we've moved aggressively to manage the supply side of the equation, to protect the strong trends that we're seeing and serve our customers, really keeping the customer at the center of our strategy and of our execution. Our teams have a proven track record of managing these dynamics. And we are very confident in our ability to deliver for our customers this holiday and beyond. And that confidence, Bob, is really evidenced by the increased guidance and incremental share repurchase programs that we announced today.

Operator

(Operator Instructions) And we can go now to Ike Boruchow with Wells Fargo.

Irwin Bernard Boruchow - Wells Fargo Securities, LLC, Research Division - MD and Senior Specialty Retail Analyst

Hey. Good morning, everyone. Congrats. I guess, Scott, I wanted to ask about -- I understand free -- a lot of us in softlines are looking at the cost of cotton and inputs like that, but for you guys, I know that's not super important. Can you talk to us about key inputs for you guys, maybe leather specifically? Is there anything inflationary on the cost side, input cost side that pops out to you guys that's at all impactful?

Scott A. Roe:

Yeah, good morning, Ike. Sure, we've seen elevated input costs, and that's not really a new dynamic for us. And also, as we've said, we've seen higher AURs and higher prices, right? So as we look at the overall structural gross margin and operating margin picture, we've got confidence in our ability to maintain our margins, even in the face of some elevated costs that we see -- being with us for some period of time.

Operator

We go now to Erinn Murphy with Piper Sandler.

Erinn Elisabeth Murphy - Piper Sandler & Co., Research Division - MD & Senior Research Analyst

Thank you. Good morning and nice job on the quarter. My question is around Kate Spade. The sales for the business are still not back at pre-pandemic levels, but the profitability has clearly improved with some of the actions you've taken. So can you share a little bit more about your sales outlook for the brand that's embedded in your guidance this year?

And then, Scott, I do have a clarification just on freight. You talked about higher freight in Q2 and Q3. You called out the $70 million in airfreight specifically in Q2. Should we expect a similar level in the third quarter or is Q2 for airfreight peak?

Joanne C. Crevoiserat:

Let me jump into the Kate Spade comments, Erinn. So we are making steady progress at Kate Spade, and we do have the right strategy. We are clarifying the brand positioning and we're seeing traction across the P&L. And in fact, direct sales for the quarter increased mid single-digits versus pre-pandemic levels. So on a direct basis, we are growing above pre-pandemic levels and that improved quarter-over-quarter. And we are focused on returning the brand to its roots and driving stronger consumer engagement. We acquired over 650,000 new customers across North America channels to the brand this past quarter alone. And we're reactivating lapsed customers at an increasing rate, which gives us confidence that the strategy is working, that we're reaching the core Kate Spade consumer.

And we've worked hard to improve the product assortment there. We talked about new platforms like the Knott and Spade flower, which continue to perform. And those represent important platforms for future growth. And we're seeing increased global handbag AUR. AURs grew low double-digits. So all signs that Kate Spade is on the right path on the direct business growing against pre-pandemic levels. And it reinforces our confidence that the brand can achieve $2 billion in revenue and at a high-teens operating margin as we move forward.

Scott A. Roe:

Yes, Erinn, I'll jump in on your freight question as well. Maybe just a little bit of perspective before I get into the quarter-by-quarter details. Remember, the last time we spoke to you all, we talked about reopening in our largest single supply source, Vietnam, which is about 40% of our supply base. We expected that to start reopening in August. And in fact, that occurred about 7 weeks later. And so what we decided, to just build on Joanne's comments, early and boldly, so we did secure airfreight.

The reason I give you that perspective because it's important as you think not only about the flow by quarter, but also, at this point, we now see that we're approaching normalized level of production. We see goods flowing. We have much better visibility than we did the last time we spoke, even at the SKU level, so we can merchandise against the product flow that we see. So the result of that is the exceptional airfreight that we have used to bridge that gap and meet this really strong consumer demand that we see. That's starting to moderate as you get into back half of the year.

So as you think about gross margin shaping, you just saw the gross margin in Q1 up 450 basis points from 2 years ago. You're going to see -- we said, elevated airfreight in Q2 and Q3. We gave you our best estimate. Obviously, it matters as we see what exact products sell through, and there could be a little timing between Q2 and Q3. But think about that as roughly equal from an airfreight standpoint.

But remember, in the second half, we start to see the increase in prices making a meaningful impact. We talked about the change in GSP from a timing standpoint. So what that means is gross margins will be up in the second half and specifically in the fourth quarter. So that's one of the reasons we speak with confidence about our ability to maintain operating margins over time. We're exiting this year, coming out of the fourth quarter, with strong gross margins and the kind of increases that you're used to seeing from us on an overall basis.

Operator

The next question comes from Mark Altschwager with Baird.

Mark R. Altschwager - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Congrats on the continued momentum here. So encouraging to see the handbag AUR momentum, I guess, both at Coach and at Kate. Can you speak a bit more to the AUR opportunity you see outside of the handbag category? With the healthy demand backdrop and inventory challenges out there, I'm wondering to what extent can you take pricing in other accessories and lifestyle categories to help offset the elevated cost pressures?

Joanne C. Crevoiserat:

Yes. Let me start and then I'll toss it to Todd, who can give you an update on Coach specifically. But across all of our categories, we see the opportunity to take price, and we, as brands in the portfolio, are gaining pricing power. And we're structurally positioned to be able to improve our AURs with the data and analytics applications and the structural changes that we've made across our assortments. It's not just a handbag effort. We're looking across our assortments. We're understanding what our consumers are looking for and expecting from our brands. And we're getting better and better at leveraging that data to tailor our assortments appropriately, tailor our messaging and evaluate pricing across.

So we feel good about the progress we've made, but we see tremendous run. We're really just getting started. We're a data-rich company. And we're learning to use this data in better and better ways, and that you're seeing throughout the P&L, including in gross margin and AUR increases. But Todd, I'll toss it to you and -- to talk about what you're seeing and doing at Coach.

Todd Kahn:

Thank you, Joanne. Yes. I think what you're seeing -- as Joanne indicated, we are seeing AUR expansion across every category. And what gives us so much confidence is the quality of our product and the values that we bring. And we're seeing that across footwear, we're seeing that in ready-to-wear. And when you think about the Coach brand and you think about historic norms, where pinnacle luxury fits. We have more whitespace today than any time in our history. And I think that's going to give us a real opportunity to increase our pricing. And as we celebrate now Coach's 80th year, we are seeing real credibility on our lifestyle component and that's very exciting. And I think you'll see over the next couple of years us penetrating even higher in elements of the lifestyle.

Operator

Our next question comes from Lorraine Hutchinson with Bank of America.

Lorraine Corrine Maikis Hutchinson - BofA Securities, Research Division - MD in Equity Research and Consumer Sector Head in Equity Research

I just wanted to focus for a minute on the new customer acquisition at both Coach and Kate. Can you talk a little bit about what strategies are working best for you, and if there are areas that you need to lean into from an investment perspective?

Joanne C. Crevoiserat:

Thanks, Lorraine. We are gaining traction, and that has been a big focus of our Acceleration Program. As we say, we're getting closer to our consumer. It's understanding the consumer at a deeper level. And we're leveraging those insights and applying them to the work we're doing, and bringing great product to market, and then leveraging those insights to understand how and where to reach customers. We're increasingly reaching customers through digital channels. We've talked about that as a place that we think there is tremendous runway ahead, but we've added over $1 billion to that business in 2 years.

We're testing and learning more. We've changed the way we work. And we're investing more in marketing. Even as we're delivering structural operating margin improvements, we've really tilted the P&L to invest in those places that allow us to reach more customers and reach them in different ways. So those efforts are paying off. We acquired 4 million customers through digital channels in North America last year and 1.6 million in the first quarter across North America across channels. And we expect to continue as we learn, because we're really just getting started on leveraging these insights, on new ways of working and targeting our investments more into the places that will allow our brands to grow.

Todd Kahn:

And I'll just add for Coach. In the last quarter, as you saw, we increased 900,000 new customers. And what we're seeing is increased frequency. We're seeing over 40% of the new customers are Gen Z and millennials, so that bodes well for our future. And couldn't be more excited about the opportunity. And even as we invest in digital, we see a true omni opportunity here. And there is a synergistic opportunity between our brick and mortar and our digital, and they feed off each other in a really great way. And with the Acceleration Program and leaning in on understanding the data, it helps us create better store experiences and even helps us determine where to put stores into the future.

Joanne C. Crevoiserat:

And one point I want to add that I didn't mention, but it's about acquiring customers, but then it's about driving lifetime value. And I did want to make sure I mentioned, we are focused on reengaging the consumers after we acquire them and driving higher lifetime value. All of our brands have a broad array of assortments that we can engage our customers. We're seeing those customers come back and transact more frequently. And so we're really building the foundation for future growth.

Operator

We'll go now to Michael Binetti with Credit Suisse.

Michael Charles Binetti - Crédit Suisse AG, Research Division - Research Analyst

Congrats on a great quarter in obviously a tough environment. I guess, Joanne, let me -- can you just run me through China in a little bit of detail on the quarter? In third quarter, you said it was up 40% on a 2-year basis; fourth quarter, up 40% also. And I think that might have included an extra week so maybe a little lower than that. And now we're at 65% on a 2-year basis this quarter. It was pretty unexpected for us, just considering all the headlines coming out of that market, with lockdowns and disruptions in the quarter. That's a meaningful acceleration in what looked to be a tough quarter. If you wouldn't mind running us through that.

And then I guess, Scott, how should we think about margins for the Coach brand as we kind of jump over some of the cost impacts here in 2Q and into the second half? Can the margins for the brand continue to increase in the second half?

Joanne C. Crevoiserat:

Yes. So let me jump on the China question. We were pleased with our growth in China. As you mentioned, we accelerated on a 2-year basis. And although we did experience pockets of COVID-related disruption, we delivered growth. We grew greater than 25% [year on year], but to your point, 65% on a 2-year basis. And we are seeing continued strong engagement with customers in the market. And brand sentiment remains strong, particularly in the Coach brand. And we're seeing growth, I guess, in, I would say, Coach and at Stuart Weitzman, our 2 biggest brands with the highest penetration in the market. And Kate, as you know, remains relatively smaller. But we see tremendous runway ahead.

Of course, we're monitoring the developments in the market. The environment remains dynamic. But we're staying very close to the customer. And we're well positioned. All of our brands are well positioned against the growing middle class. So as we stay close to the customer and deliver the product and the experiences and show up where the customers are increasingly innovating in places like Douyin the TikTok of China, and putting our brands where our customers are and being very relevant to that customer, we expect and we continue to see we have tremendous runway in the market.

Scott A. Roe:

Yes. And maybe Todd and I'll take this from different angles to your second part of the question. Yes, we see margins up in the second half. I mean what I mentioned earlier regarding the shape of the overall Tapestry picture is obviously a lot of big numbers, largely driven by Coach. So we would see that same general dynamic playing for Coach. So Todd, maybe a little color.

Todd Kahn:

Yes. Thank you, Scott. The one thing I'd like to add is, as we maintain these really fabulous margins, if you look at the first quarter, Coach captured market share in our primary category of handbags. We looked at the handbag growth globally between 15% and 20%, and you saw Coach's results are way above that. So the combination of being able to capture market share while maintaining these margins, we're not buying the market. We are maintaining a really healthy business. And I think that is one of the key differentials between now and where maybe where  we historically were.

Operator

Our next question comes from Adrienne Yih with Barclays.

Adrienne Eugenia Yih-Tennant - Barclays Bank PLC, Research Division - MD, Senior eCommerce & Brand Retailing Analyst

Congratulations. The sector just seems ripe for multiple years of healthy growth. So my first question is, Joanne or Todd, can you talk about the penetration of sales in the Coach brand, over $400 versus under $400 versus last year. Is she buying higher-end goods as well as buying them more frequently?

And then Scott, I would imagine that prior to this, basically, everything was on the ocean. And so I'm just wondering what percent is airfreighted in 2Q? What's expected to be airfreighted in 3Q, like as a percent of what you normally do?

Todd Kahn:

Scott, do you want to take the airfreight first, and then I'll come back?

Scott A. Roe:

Sure. Yes, that's probably a simple one. So Adrienne, we're not -- we haven't given the exact percentages. I guess, historically, we've seen about a 90-10 split ocean versus airfreight and -- or expedited freight. And obviously, we're at an elevated level at this point. So I guess the thing I would really point you to though is my earlier comments around based on the -- our visibility to normalizing production flows, we're really seeing that moderate in the back half of the year and getting back to, I'll say, maybe not exactly normal, but certainly, an improved environment as we move through the balance of the year.

Todd Kahn:

When you look at our business overall, as you know, we're very defined by different channels, what we're really pleased with is the increase in AUR across all of our channels. And that is the most important thing for us. So we will have bags for $1,000 and we will have bags for $149. What we're doing is driving all of them up, and that's how we look at the business. And one of the things we've done differently now is, when we design a bag, we actually think about the market where that bag will do the best, and we price accordingly. So in the past, we might have priced at the lowest common denominator, now we price at the highest common denominator.

Operator

We'll go now to Matthew Boss with JPMorgan.

Matthew Robert Boss - JPMorgan Chase & Co, Research Division - MD and Senior Analyst

Great. Joanne, so on the continued outperformance of the Coach brand, I guess how best to triangulate the outsized strength that you're seeing from the digital channel to potential market share that you believe you're taking across categories exiting the pandemic? And Scott, any way to size up the multiyear margin opportunity from this structural model channel shift to digital over time?

Joanne C. Crevoiserat:

Yes. I'll kick it off. As we embarked on our Acceleration Program, we saw a huge opportunity to better understand and serve our customers where they wanted to shop. And that really had us leaning into investments we had made historically, but leaning into our capabilities in digital and data. We are, as we said, 90% direct-to-consumer business. We know a lot about our customers. And we knew we had an opportunity to better engage our customers and meet customers as their shopping behaviors were changing.

So we have invested quite a bit, and we've grown that business tremendously. We are seeing continued engagement, at Coach, where we have runway, but across all of our brands. We're seeing continued engagement, customer acquisition through digital channels. That's not to say that's our only focus. We -- the omnichannel customer and customer shopping behaviors are changing and continue to change rapidly. So we're staying close to the customer. And we want to be available with our brand to our customers where they want to shop and how they want to shop. And we're staying close to that.

We're making the investments we need to make. And we're seeing really high returns on those investments, leveraging data and getting closer to our consumers. Leaning into those digital capabilities has been paying off. And it's not just acquisition, as I mentioned earlier. It's really -- once we acquire our consumers driving -- to drive higher lifetime value. And that's engaging them across our broad array of categories in each of our brands. So proud of the work the teams are doing. As I mentioned, it's early days for us. We're happy and very pleased with the traction we're seeing, but a long runway ahead.

Scott A. Roe:

And maybe I'll just take and bridge from Joanne's comment to the longer-term structural margin. I guess, the first thing I need to remind you of is, we have given no guidance beyond our current outlook. So there's -- we're not at a point where we're ready to have that conversation.

But I would point you to a few things. So you're exactly right. As we grow our digital business, it's one of our most profitable channels and actually our most profitable. And as Joanne said, it's -- our penetration is now [nearly] 4x what it was just 2 years ago. And the data and analytics that Joanne just outlined and some of the things Todd shared around pricing and our opportunity, we see that absolutely. We're using data better, understanding our consumer at a more intimate level. And all that gives us confidence that we can maintain our margins.

On the other hand, don't forget, we are in an elevated cost environment. So we -- that's not new. We've been seeing this for a while, and input costs are up. The great news is we've got visibility to it. We see that we have the pricing power, and that gives us confidence to maintain those margins over time. So more to come as we get closer to next year, but I think what I hope you would take away from that is the things that we're seeing and demonstrating this year and our outlook are structurally favorable for us as we look to the future.

Operator

We'll go now to Brooke Roach with Goldman Sachs.

Brooke Siler Roach - Goldman Sachs Group, Inc., Research Division - Research Analyst

Joanne, I wanted to follow up on the prior question on customer acquisition and retention. And you highlighted that customer reengagement and transaction levels among those existing customers are really building a strong foundation and improving here. Could you possibly share some additional insight on what strategies have proven to be most effective in getting that customer to continue to come back and repeat and reengage with that brand?

And then, Scott, maybe as a follow-up. Some other companies have talked a lot about labor supply as being a big focus recently. Can you talk to the impact of your recent employee initiatives and your staffing levels? Maybe what you're seeing in terms of wage rates at retail and in distribution centers going forward.

Joanne C. Crevoiserat:

So let me jump on the first part of your question. Consumer acquisition, retention, repeat rates, we're seeing that across all of our brands. And we've deployed strategies really across our value chain. It's not one thing. It's really through the work of our Acceleration Program. It starts with getting to know our customers and being clear on who our target customers are for each of our brands. And then serving those customers, understanding them and then serving them with great creative product, and then making sure we've got the right assortments in the right places. So we're leveraging data and analytics plus the creativity of our talented creative teams to put the right assortments in the right places and manage inventory in the right way.

And then the marketing investments that we've made is, we've structurally changed the pitch of our P&L to invest more in those things that will drive acquisition, retention, those investments in the growth drivers in digital and in marketing. At the same time we're doing that, we're increasing our -- improving our capabilities to understand and reach customers. So we have specific strategies that we're executing. We've got a test and learn framework that our teams are executing under. And we're innovating constantly as we learn how to better engage our consumers, bring them back more frequently, serve them, better messaging. And those are the things that are working. And again, that's the power of the Tapestry platform. We're applying these capabilities across our brands, and we're seeing traction across our brands.

Todd Kahn:

Yes. For just the Coach brand, I'm just going to add 2 points. One is, and I think this is true for all our brands, we are leaning into values and a sense of community and that is resonating. And one of the things that has worked extremely well for us is the Coach Insider program. If we can get our new clients to join us as Coach Insiders, their frequency of purchase, their lifetime value increases many fold. And the Coach Insider program is not a discount program. It's not a points program. It's about community. It's about access. And that has created a really terrific basis to not invest, have the one-and-done scenario, but instead create multiple purchases over a lifetime.

Scott A. Roe:

And Brooke, I'll address the second part of your question around labor supply. We're not immune to the challenges that everybody sees out there. But I guess, as I look at it, the good news here is we're not just beginning to address this issue. This has been a multiyear journey. Not just on wages, you might recall earlier in the year we talked about raising wages, the $15 minimum, and things that we have done on the -- to be competitive from a cost -- or a wage dollar amount standpoint.

But I think maybe even more important is the focus on engagement of the employees. As someone relatively new to the story here, as I've come in, I've been very impressed with how high the engagement scores are on our retail employees and distribution centers. This is an area that's been a long-term focus. It's a people-centered approach. And that double prong of focusing on the people and also making sure we're competitive so far has been a pretty good formula for us in terms of getting the labor that we need. Of course, we're not immune to the situations that are going on.

Operator

Thank you. That concludes our Q&A. I will now turn the call over to management for some concluding remarks.

Joanne C. Crevoiserat:

Thank you, Katherine. Well, Q1 was a strong quarter for Tapestry with outperformance across all brands. We are building momentum, and our confidence in the tremendous runway ahead for our brands is underscored by the increased guidance and shareholder returns we announced today. We've moved quickly and decisively in navigating industry-wide headwinds to meet rising demand for our brands.

As always, our results are driven by our passionate teams who are moving with greater agility and are ready to deliver for our customers this holiday and beyond. Thanks, everyone, for joining us this morning, and have a great day.

2021-11-11T18:00:01.270